EXHIBIT 23

Independent Auditor's Consent

We consent to the incorporation by reference in the Registration Statement No. 333-51162 of Computer Task Group, Incorporated on Form S-8 of our report dated June 6, 2003 in this Annual Report on Form 11-K of Computer Task Group, Incorporated 401(k) Retirement Plan for the year ended December 31, 2002.

/s/ Deloitte & Touche LLP

Buffalo, New York
June 27, 2003